Exhibit 10(2)
NORTHROP GRUMMAN CORPORATION
SUPPLEMENTAL RETIREMENT REPLACEMENT PLAN
(Effective March 12, 2007)
     The Northrop Grumman Corporation Supplemental Retirement Replacement Plan (“Plan”) is hereby adopted effective March 12, 2007 by Northrop Grumman Corporation to provide supplemental retirement benefits to James F. Palmer pursuant to the terms and provisions set forth below.
     The Plan is intended (1) to comply with Code section 409A and official guidance issued thereunder, and (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.
ARTICLE I
DEFINITIONS
     Wherever used herein the following terms shall have the meanings hereinafter set forth:
     “Affiliate” means any corporation or other entity that is treated as a single employer with the Company under section 414 of the Code.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Committee” means the Company’s Board of Directors or such other committee as may be appointed by the Board of Directors from time to time.
     “Company” means Northrop Grumman Corporation or any successor corporation or other entity.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Key Employee” means an Employee treated as a “specified employee” under Code section 409A(a)(2)(B)(i) of the Company or its Affiliates if the Company’s stock is publicly traded on an established securities market or otherwise (i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)).
     “Participant” means James F. Palmer.
     “Plan” means the Northrop Grumman Corporation Supplemental Retirement Replacement Plan, as set forth herein and as amended from time to time.

     “Separation from Service” or “Separates from Service” means a “separation from service” within the meaning of Code section 409A.
ARTICLE II
PARTICIPATION
     Participation in the Plan shall be limited to the Participant.
ARTICLE III
PLAN BENEFITS AND DISTRIBUTIONS
     3.1 Visteon Replacement Benefit. The amount of the benefit, if any, payable under this section 3.1 to the Participant shall be equal to the amount by which the Visteon Present Value exceeds the Northrop Grumman Present Value.
For purposes of this Section:
“Visteon Present Value” means the lesser of (1) the estimated present value of the Participant’s non-vested Visteon Corporation supplemental and qualified pension benefits at March 12, 2007, and (2) $588,500.
“Northrop Grumman Present Value” means the present value as of the Participant’s Separation from Service of all vested qualified and nonqualified defined benefit pension benefits payable to Participant by the Company, excluding the Boeing Replacement Benefits described in section 3.3 below.
The actuarial assumptions used to calculate present values under this Section shall be as follows:
Interest: 6%
Mortality Table: GAR94 unisex
These are the assumptions used to calculate lump sum amounts under the Northrop Grumman Supplemental Plan 2 as of March 12, 2007.
     3.2 Distribution of Visteon Replacement Benefit. Any benefit under section 3.1 shall be distributed to the Particpant in a lump sum payment 30 days after the Participant Separates from Service. In the event that the Participant is a Key Employee as of the date of his Separation from Service, distribution to the Participant shall be made on the first day of the seventh month following the date of his Separation from Service (or, if earlier, the date of the Participant’s death), along with interest on the delayed payment. Interest shall be computed using the retroactive annuity starting date rate in effect under the Northrop Grumman Pension Plan on a month-by-month basis during such delay (i.e., the rate may change in the event the delay spans two calendar years).

     3.3 Boeing Replacement Benefit.
          (a) In-Service Benefit. Beginning April 1, 2007, Participant will receive $8,632.01 monthly in the form of a 100% joint and survivor annuity, with the Participant’s spouse as of March 12, 2007 (the “Spouse”) as the survivor annuitant. If the Spouse predeceases the Participant, the monthly benefit will increase to $10,219.57 and will be payable only for the life of the Participant.
          (b) Post-Termination Benefit. The monthly benefit provided for under Section 3.3(a) shall continue to be paid under the same terms after the Participant ceases to be employed by the Company and its affiliates .
          (c) Forfeiture. The amount payable under Section 3.3(a) or (b) for a month will be forfeited if an amount is actually paid to the Participant or the Spouse in the same month from the Supplemental Executive Retirement Plan for Employees of the Boeing Company (“Boeing SERP”).
          (d) FICA Payment. In order to address FICA taxes he will owe on the monthly benefit provided under this Section 3.3, the Participant will also receive a lump sum payment of $37,900.28 on June 15, 2007.
     3.4 Acceleration of Boeing Replacement Benefit. If a change in control event (as described in IRS regulations or other guidance under Code section 409A(a)(2)(A)(v)) occurs that also qualifies as a change in control as defined in the Participant’s March 2004 Special Agreement, the Participant will receive a lump sum payment equal to the present value of all remaining benefits under section 3.3. The lump sum amount will be paid 60 days after the change in control event and will be calculated based on the actuarial assumptions used to calculate lump sums under the Northrop Grumman CPC Supplemental Executive Retirement Program at the time of the change in control event.
     3.5 Vesting. All benefits under this Plan shall be 100% vested at all times.
     3.6 Effect of Early Taxation. If the Participant’s benefits under the Plan are includible in income pursuant to Code section 409A, such benefits shall be distributed immediately to the Participant.
     3.7 Permitted Delays. Notwithstanding the foregoing, any payment to the Participant under the Plan shall be delayed upon the Committee’s reasonable anticipation of one or more of the following events:
(a)	The Company’s deduction with respect to such payment would be eliminated by application of Code section 162(m); or
(b)	The making of the payment would violate Federal securities laws or other applicable law;

provided, that any payment delayed pursuant to this Section 3.7 shall be paid in accordance with Code section 409A.
ARTICLE IV
ADMINISTRATION
     4.1. General Administration. The Committee shall be responsible for the operation and administration of the Plan and for carrying out the provisions hereof. The Committee shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan. Any such action taken by the Committee shall be final and conclusive on any party. To the extent the Committee has been granted discretionary authority under the Plan, the Committee’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan. The Committee may, from time to time, employ agents and delegate to such agents, including employees of the Company, such administrative or other duties as it sees fit.
     4.2. Indemnification. To the extent not covered by insurance, the Company shall indemnify the Committee, each employee, officer, director, and agent of the Company, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan, provided however that the Company shall not indemnify any person for liabilities or expenses due to that person’s own gross negligence or willful misconduct.
ARTICLE V
CLAIMS PROCEDURE
     5.1 Administrative Committee Decides Claims. No benefits will be paid under the Plan unless a proper claim is submitted to the Administrative Committee for them. The Administrative Committee consists of at least three members appointed by the Compensation and Management Development Committee of the Board of Directors of Northrop Grumman Corporation. The Administrative Committee will meet from time to time to review applications for benefits submitted to it. The Administrative Committee has discretionary authority to grant or deny benefits under this Plan. Benefits under the Plan will be paid only if the Administrative Committee decides in its discretion that the claimant is entitled o them. The procedures for claims denials and seeking review of a denial or partial denial of a claim for benefits are described in this Article.

     5.2 Claims Procedures.
          (a) Notification to Claimant of Decision. Notice of decision on any claim for benefits shall be furnished to the claimant within 60 days after receipt of the claim by the Administrative Committee. In special cases, the Administrative Committee may notify the claimant that it requires an additional 90 days to consider a claim. If an extension of time beyond the initial 60-day period for processing the claim is required, written notice of the extension shall be provided to the claimant before the initial 60-day period expires. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrative Committee expects to render a final decision.
          (b) Content of Notice. Every claimant who is denied a claim for benefits in whole or in part shall receive a written notice setting forth in a manner calculated to be understood by the claimant:
(1)	the specific reason or reasons for the denial;

(2)	reference to the specific Plan provisions on which the denial is based;

(3)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)	appropriate information as to the steps to be taken if the participant or beneficiary wishes to submit his or her claim for review including the time limits set forth in subsections (d) and (e) and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review.
          (c) Review Procedure. A claimant whose claim has been denied in whole or in part or his or her duly authorized representative may:
(1)	request a review of the denied claim upon written application to the Administrative Committee setting forth:
(A)	all of the grounds upon which his or her request for review is based and any facts in support of his or her request, and

(B)	any issues or comments which the applicant deems pertinent to his or her application; and
(2)	review or receive copies, upon request and free of charge, any documents, records or other information “relevant” (within the meaning of Department of Labor Regulation Section 2560.503-1(m)(8)) to the claimant’s claim.
          (d) Time for Seeking Review. A claimant may seek review of a denied claim within 65 days after receipt by the claimant of written notification of the denial or partial denial of the claim. Under extraordinary circumstances, the Plan may extend this time period.
          (e) Decision on Review.
     (1) The Administrative Committee shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim. A decision by the Administrative Committee shall be made promptly, and shall not ordinarily be made later than 60 days after the Administrative Committee’s receipt of a request for review. In special cases, the Administrative Committee may notify the claimant that it requires an additional 60 days to consider a claim. If an extension of time beyond the initial 60-day period for processing the claim is required, written notice of the extension shall be provided to the claimant before the initial 60-day period expires. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrative Committee expects to render a final decision.
     (2) The decision on review shall be in writing and shall include:
(A)	specific reasons for the decision, written in a manner calculated to be understood by the claimant;

(B)	references to the specific provisions of the Plan or other documents governing the Plan on which the decision is based;

(C)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the claimant’s claim; and

(D)	a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a wholly or partially denied claim for benefits.
     (3) The decision of the Administrative Committee on any application for benefits shall be final and conclusive upon all persons.
     5.3 Hearings. In appropriate cases, the Administrative Committee may provide for a hearing to be conducted with respect to the review of any claim. In such event, the

Administrative Committee shall give notice of such hearing to the claimant affected, as well as the procedures for the hearing, such as the length of the hearing, whether witnesses may be presented, whether cross-examination will be allowed and any other matters which the Administrative Committee considers pertinent.
     5.4 Exhaustion Requirement.
          (a) A claimant must exhaust the claims procedures described in Section 5.2 before he may bring a legal action in court against any of the Plan Parties.
          (b) This Section 5.4 applies if a claimant does not receive payment of the benefits he believes he is entitled to under the Plan or has any other grievance with respect to his benefits under the Plan.
          (c) “Plan Parties” means the Plan, the Committee, Northrop Grumman Corporation and any affiliated company and their respective boards of directors, any trustee, the Administrative Committee, and the employees or agents of these entities.
     5.5 Time Limitations.
          (a) A claimant may not file a claim in accordance with Section 5.2 later than one year from the time the claim arises under (d).
          (b) A claimant may not bring a legal action against the Plan Parties in court after the latest of:
(1)	one year from the time the claim arises (within the meaning of (d));
(2)	one year after the date this provision took effect; and
(3)	if a claim is made in accordance with Section 5.2 within the time periods described in Section 5.5(b)(1) or Section 5.5(b)(2), 90 days from the final disposition of the claim by the Administrative Committee.
          (c) If the statute of limitations period for filing suit on a claim expires prior to the time limit in (b), this Section is not intended to permit suit to be filed after the end of the statute of limitations period. In other words, suit must be filed by the earlier of the end of the statute of limitations period or the time limit in (b).

          (d) When a Claim Arises.
          (1) A claim arises no later than the earliest of the following:
(A)	for any claimant, the Administrative Committee’s initial denial of the claimant’s claim for benefits;

(B)	for any claimant, the commencement of the claimant’s benefits; or

(C)	the later of:
(i)	in the case of a Participant’s (or former Participant’s) claim, his termination of employment; or

(ii)	in the case of any claimant, 90 days after the first statement of pension benefits is furnished to him.
          (2) To the extent the claim of a beneficiary or alternate payee is based on the amount of benefits a Participant had earned, the claim arises at the same time for the beneficiary or alternate payee as it would for the Participant. This does not apply to the extent the claim relates only to the beneficiary’s or alternate payee’s rights.
               Example 1: A beneficiary claims that his survivor benefit should be larger because the Participant’s benefit should have been larger. In this case, the beneficiary’s claim arises no later than a claim by the Participant would have arisen.
               Example 2: A beneficiary claims that she should get the Participant’s survivor benefit rather than some other person. This claim arises only by reference to the beneficiary herself and so is not subject to the same time limits as a claim by the Participant.
          (3) This subsection only sets the latest date a claim will be deemed to arise. A claim may arise earlier, at the time a claim arises for statute of limitations purposes.
     5.6 Disclosure of Claim Procedures. All Plan participants will be given a description of the claims procedures, within a reasonable time after joining the Plan.

ARTICLE VI
AMENDMENT AND TERMINATION
     6.1 Amendment or Termination. The Company reserves the right to amend or terminate the Plan when, in the sole discretion of the Company, such amendment or termination is advisable.
     6.2 Effect of Amendment or Termination. No amendment or termination of the Plan shall adversely affect the rights of a Participant to his accrued benefit under the Plan as of the date of such amendment or termination. Upon termination of the Plan, distribution of Plan benefits shall be made to Participants and beneficiaries in the manner and at the time described in Article III, unless the Company determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A. Upon termination of the Plan, no further benefit accruals shall occur.
ARTICLE VII
GENERAL PROVISIONS
     7.1 Rights Unsecured. The right of a Participant or his beneficiary to receive a distribution hereunder shall be an unsecured (but legally enforceable) claim against the general assets of the Company, and neither the Participant nor his beneficiary shall have any rights in or against any specific assets of the Company. Thus, the Plan at all times shall be considered entirely unfunded for ERISA and tax purposes. Any funds set aside by the Company for the purpose of meeting its obligations under the Plan, including any amounts held by a trustee, shall continue for all purposes to be part of the general assets of the Company and shall be available to its general creditors in the event of the Company’s bankruptcy or insolvency. The Company’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.
     7.2 Benefits Not Treated as Compensation. Benefits payable under the Plan shall not be considered compensation for any purposes under any benefit plan sponsored by the Company or its Affiliates, including qualified and nonqualified retirement plans.
     7.3 No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefits hereunder.
     7.4 No Enlargement of Rights. No Participant or beneficiary shall have any right to receive a distribution under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to continue to be employed by or provide services to the Company.
     7.5 Spendthrift Provision. No interest of any person in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person.
     Notwithstanding the foregoing, all or a portion of a Participant’s benefit under the Plan may be paid to another person as specified in a domestic relations order that the Committee determines meets certain requirements (a “Domestic Relations Order”). For this purpose, a Domestic Relations Order means a judgment, decree, or order (including the approval of a settlement agreement) which is:
(1)	issued pursuant to a State’s domestic relations law;
(2)	relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant;
(3)	creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant to receive all or a portion of the Participant’s benefits under the Plan; and
(4)	meets such other requirements established by the Committee.
     The Committee shall determine whether any document received by it is a Domestic Relations Order. In making this determination, the Committee may consider the rules applicable to “domestic relations orders” under Code section 414(p) and ERISA section 206(d), and such other rules and procedures as it deems relevant.
     7.6 Applicable Law. To the extent not preempted by federal law, the Plan shall be governed by the laws of the State of California.
     7.7 Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Committee to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until a claim for such payment shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan with respect to the payment.
     7.8 Taxes. The Company or other payor may withhold from a benefit payment under the Plan or a Participant’s wages, or the Company may reduce a Participant’s accrued benefit under the Plan, in order to meet any federal, state, or local tax withholding obligations with respect to Plan benefits. The Company or other payor shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.
     7.9 Corporate Successors. The Plan and the obligations of the Company under the Plan shall become the responsibility of any successor to the Company by reason of a transfer or sale of substantially all of the assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity.
     7.10 Unclaimed Benefits. Each Participant shall keep the Committee informed of his current address and the current address of his designated beneficiary. The Committee shall not be obligated to search for the whereabouts of any person if the location of a person is not made known to the Committee.
     7.11 Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.
     7.12 Words and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.
* * *
     IN WITNESS WHEREOF, this Plan is hereby executed by a duly authorized officer on this 13th day of July, 2007.

NORTHROP GRUMMAN CORPORATION
By:	/s/ Debora L. Catsavas for
Ian Ziskin
Corporate Vice President, Chief Human Resources and Administrative Officer